Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results
Focus on Profitability Results in
43% Increase in Income from Continuing Operations for FY16 compared to FY15
(Minneapolis, MN, October 27, 2016) - Digi International® Inc. (NASDAQ: DGII), the M2M solutions expert, reported its fourth fiscal quarter and full year 2016 financials.
The financial highlights for the fourth fiscal quarter and year ended September 30, 2016 include:

▪
Revenue for the fourth fiscal quarter of 2016 was $50.5 million compared to revenue for the fourth fiscal quarter of fiscal 2015 of $54.2 million. Revenue for fiscal 2016 was $203.0 million compared to revenue for fiscal 2015 of $203.8 million.

▪
Net income for the fourth fiscal quarter of 2016 was $3.8 million, or $0.14 per diluted share, compared to net income for the fourth fiscal quarter of 2015 of $3.0 million, or $0.12 per diluted share. Income from continuing operations for the fourth fiscal quarter of 2016 was $3.8 million, or $0.14 per diluted share, compared to $3.7 million, or $0.14 per diluted share, in the prior year comparable quarter. Income from continuing operations was $13.5 million in fiscal 2016, or $0.51 per diluted share, compared to $9.4 million, or $0.37 per diluted share, in fiscal 2015. Income from continuing operations increased by 42.9% for the fiscal year 2016 compared to fiscal 2015.

▪
Adjusted EBITDA from Continuing Operations (Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for gain from insurance recovery) in the fourth fiscal quarter of 2016 was $5.9 million, or 11.8% of total revenue, compared to $6.5 million, or 11.9% of total revenue, in the fourth fiscal quarter of 2015. For the full fiscal year 2016, Adjusted EBITDA from Continuing Operations was $21.0 million, or 10.4% of total revenue, compared to $16.9 million, or 8.3% of total revenue in fiscal 2015. Adjusted EBITDA increased by 24.6% for fiscal year 2016 compared to fiscal 2015. Please see Reconciliation of Income from Continuing Operations to Adjusted EBITDA from Continuing Operations later in this earnings release.

▪	Cash, cash equivalents and marketable securities were $137.7 million at September 30, 2016 an increase of $31.9 million from the end of the prior fiscal year.
"We're pleased with our fiscal 2016 results, particularly with our strong profit and cash generation. One of our goals is to improve our consistency of performance," said Ron Konezny, President and Chief Executive Officer. "We are working hard to simplify and scale the business which helped us achieve our double digit EBITDA goal. We will continue to focus on our three key priorities, which include maintaining a consistently profitable business model, generating top line revenue growth, and building a hardware-enabled solutions business," continued Mr. Konezny.
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results from Continuing Operations
(in thousands, except per share data)	Q4 2016	Q4 2015	YTD 2016	YTD 2015
Total Revenue	$50,454	$54,173	$203,005	$203,847
Gross Profit	$24,604	$26,305	$99,680	$97,121
Gross Margin	48.8%	48.6%	49.1%	47.6%
Operating Income	$5,038	$5,314	$17,105	$10,889
Operating Income as % of Total Revenue	10.0%	9.8%	8.4%	5.3%
Income from Continuing Operations	$3,844	$3,668	$13,478	$9,433
Income per Diluted Share from Continuing Operations	$0.14	$0.14	$0.51	$0.37

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results

Non-GAAP Results from Continuing Operations*
(in thousands, except per share data)	Q4 2016	Q4 2015	YTD 2016	YTD 2015
Adjusted Income from Continuing Operations	$3,790	$3,689	$12,900	$8,252
Adjusted Income per Diluted Share from Continuing Operations	$0.14	$0.14	$0.49	$0.33

Adjusted EBITDA from Continuing Operations	$5,941	$6,471	$21,020	$16,875
Adjusted EBITDA from Continuing Operations as % of Total Revenue	11.8%	11.9%	10.4%	8.3%
* Tables with detailed reconciliations to non-GAAP information are provided at the end of this earnings release.
Business Results for the Three Months Ended September 30, 2016 and 2015

Revenue Detail QTD
(in thousands)	2016	2015	Change	% Change
Cellular routers and gateways	$12,547	$16,218	$(3,671)	(22.6)
RF	7,342	9,558	(2,216)	(23.2)
Embedded	15,792	13,219	2,573	19.5
Network	12,894	13,460	(566)	(4.2)
Total product revenue	48,575	52,455	(3,880)	(7.4)
Service	1,879	1,718	161	9.4
Total revenue	$50,454	$54,173	$(3,719)	(6.9)

North America, primarily United States	$33,145	$36,619	$(3,474)	(9.5)
Europe, Middle East and Africa	11,269	10,924	345	3.2
Asia	5,228	5,699	(471)	(8.3)
Latin America	812	931	(119)	(12.8)
Total revenue	$50,454	$54,173	$(3,719)	(6.9)
Our cellular product category includes cellular routers and all gateways, and the RF product category includes XBee® modules as well as other RF Solutions.  The embedded product category includes Digi Connect® and Rabbit® embedded systems on module and single board computers.  The network product category, which has the highest concentration of mature products, includes console and serial servers and USB connected products. Our service offerings include wireless design services and cold chain solutions along with revenue generated from the enterprise support services and Digi Device Cloud platform.
Total revenue was $50.5 million in fourth fiscal quarter of 2016 compared to $54.2 million in the fourth fiscal quarter of 2015.

•
Product revenue decreased by $3.9 million, or 7.4%, in the fourth fiscal quarter of 2016 compared to the fourth fiscal quarter of 2015. This decrease was driven primarily by lower sales of cellular routers and gateways and RF products. Cellular routers and gateways revenue decreased by $3.7 million, or 22.6%, compared to the fourth fiscal quarter of 2015. Cellular router and gateway revenue is driven by large awards-based customer projects and is subject to revenue fluctuations from quarter to quarter. RF revenue decreased by $2.2 million, or 23.2% as a result of lower sales to significant customers in the solar energy market. These decreases were partially offset by an increase in revenue from embedded products. Embedded revenue increased as a result of significant customers moving to production of their products that use our modules.

•
Service revenue increased by $0.2 million, or 9.4%, in the fourth fiscal quarter of 2016 compared to the comparable quarter in fiscal 2015, primarily due to incremental revenue of Cold Chain Solutions as a result of our acquisition of Bluenica Corporation in October 2015.

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results

Gross profit was $24.6 million, or 48.8% of revenue in the fourth fiscal quarter of 2016 compared to $26.3 million, or 48.6% of revenue in the same period of the prior year, a decrease of $1.7 million. The decrease in gross profit was primarily driven by reduced revenue in our cellular routers and gateways and RF product categories. This was offset partially by manufacturing cost reductions on certain products across product categories.
Operating income for the fourth fiscal quarter of 2016 was $5.0 million, or 10.0% of revenue, as compared to an operating income of $5.3 million or 9.8% of revenue, for the fourth fiscal quarter of 2015. Operating income decreased by $0.3 million in comparison to the same period in the prior fiscal year. This was a result of a decrease in gross profit of $1.7 million as described above offset by a decrease in operating expenses of $1.4 million.
Income from Continuing Operations was $3.8 million in the fourth fiscal quarter of 2016, or $0.14 per diluted share, compared to $3.7 million, or $0.14 per diluted share, in the fourth fiscal quarter of 2015.
Loss from Discontinued Operations, after income taxes was $0.7 million, or $0.03 loss per diluted share, in the fourth fiscal quarter of 2015. This represents the loss associated with our Etherios business in the year ago fourth fiscal quarter. As previously disclosed, we sold our Etherios business on October 23, 2015.
Adjusted EBITDA from Continuing Operations in the fourth fiscal quarter of 2016 was $5.9 million, or 11.8% of total revenue, compared to $6.5 million, or 11.9% of total revenue, in the fourth fiscal quarter of 2015.
Please refer to the tables later in this earnings release that provide reconciliations from GAAP to non-GAAP information.
Business Results for the Twelve Months Ended September 30, 2016 and 2015

Revenue Detail YTD
(in thousands)	2016	2015	Change	% Change
Cellular routers and gateways	$48,373	$58,666	$(10,293)	(17.5)
RF	33,924	34,373	(449)	(1.3)
Embedded	56,489	51,063	5,426	10.6
Network	57,315	51,395	5,920	11.5
Total product revenue	196,101	195,497	604	0.3
Service	6,904	8,350	(1,446)	(17.3)
Total revenue	$203,005	$203,847	$(842)	(0.4)

North America, primarily United States	$131,457	$127,592	$3,865	3.0
Europe, Middle East and Africa	44,932	47,523	(2,591)	(5.5)
Asia	20,390	22,907	(2,517)	(11.0)
Latin America	6,226	5,825	401	6.9
Total revenue	$203,005	$203,847	$(842)	(0.4)
Total revenue decreased 0.4% to $203.0 million in fiscal 2016 from $203.8 million in fiscal 2015.

•
Product revenue increased by $0.6 million, or 0.3%, in fiscal 2016 compared to fiscal 2015. This increase was driven primarily by embedded and network products, as certain significant legacy customers continued to purchase these products. This increase was offset by the decrease in sales of cellular routers and gateways.

•
Service revenue decreased by $1.4 million, or 17.3%, in fiscal 2016 compared to fiscal 2015, primarily due to lower revenue in wireless design services, partially offset by incremental revenue from Digi Cold Chain Solutions.

•
Included in our revenue performance for the year was a foreign currency translation decrease of $1.1 million when compared to the same period in the prior fiscal year and was primarily caused by the weakening of the Euro and British Pound against the U.S. dollar.

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results

Gross profit was $99.7 million, or 49.1% of revenue in fiscal 2016 compared to $97.1 million, or 47.6% of revenue in the prior fiscal year, an increase of $2.6 million. The increase in gross profit was driven primarily by strong revenue performance in our network category which traditionally has higher margin products, as well as manufacturing cost reductions.
Operating income for fiscal 2016 was $17.1 million, or 8.4% of revenue, as compared to an operating income of $10.9 million or 5.3% of revenue, for fiscal 2015. Operating income increased by $6.2 million as a result of an increase in gross profit of $2.6 million as described above and a decrease in operating expenses of $3.6 million. Operating income for fiscal 2016 included restructuring expenses of $0.8 million primarily pertaining to our corporate staff and related employee termination costs associated with the merging of our Dortmund, Germany office into our Munich, Germany office and our consolidation of our Minneapolis office into our Minnetonka headquarters, which included lease termination charges for our downtown Minneapolis office.
Income from Continuing Operations was $13.5 million in fiscal 2016, or $0.51 per diluted share, compared to $9.4 million, or $0.37 per diluted share, in fiscal 2015. Adjusted income from continuing operations was $12.9 million in fiscal 2016, or $0.49 per diluted share, compared to adjusted income from continuing operations of $8.3 million in fiscal 2015, or $0.33 per diluted share.
Income (Loss) from Discontinued Operations, after income taxes was income of $3.2 million in fiscal 2016, or $0.12 per diluted share, compared to a loss from discontinued operations, after income taxes of $2.8 million, or $0.11 loss per diluted share, in fiscal 2015. Digi sold its Etherios business in October 2015 to West Monroe Partners, which resulted in an after tax gain on sale, of $3.3 million, or $0.13 per diluted share.
Adjusted EBITDA from Continuing Operations in fiscal 2016 was $21.0 million, or 10.4% of total revenue, compared to $16.9 million, or 8.3% of total revenue, in fiscal 2015.
Please refer to the tables later in this earnings release that provide reconciliations from GAAP to non-GAAP information.
Balance Sheet, Liquidity and Capital Structure
We continue to maintain a strong balance sheet, highlighted by:

•
Our cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $137.7 million at September 30, 2016, an increase of $6.2 million from the end of the third quarter 2016 and an increase of $31.9 million over the comparable balance at the end of our fiscal year 2015. Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	Inventory was $26.3 million at September 30, 2016, a decrease of $5.6 million over the comparable balance at September 30, 2015.

•	We had no debt on the balance sheet as of September 30, 2016.

•	At September 30, 2016, our current ratio was 8.2 to 1 compared to 6.9 to 1 at September 30, 2015.
Customer Highlights
The National Oceanic and Atmospheric Administration, NOAA, purchased several hundred Digi Passport® console servers for the NEXRAD Weather Surveillance Radar (WSR) program. The Passports transmit time-critical meteorological information originating from NEXRAD Radars. Previously, NOAA installed Digi cellular routers for wireless backup communications between the Radars and National Weather Service (NWS) Weather Forecast Offices (WFOs).
NEC New Zealand, a subsidiary of the Japanese technology corporation NEC, has selected Digi XBee® RF modules and Digi ConnectCore® 6 Single Board Computer (CC6) for its sensing platform for smart cities, the Kite Flexible Sensing Platform. Kite enables a city to implement any sensor, in any location, to measure data. NEC New Zealand is in the process of deploying 100 of Digi ConnectCore 6 SBCs and Digi XBee modules in Auckland, Christchurch and Wellington as part of proof-of-concept projects.

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results

Non-GAAP Financial Measures

Reconciliation of Income and Income per Diluted Share from Continuing Operations to Adjusted Income and
Adjusted Income per Diluted Share from Continuing Operations
(In thousands of dollars, except per share amounts)

	Three months ended September 30,				Twelve months ended September 30,
	2016		2015		2016		2015
Income and income per diluted share from continuing operations	$3,844	$0.14	$3,668	$0.14	$13,478	$0.51	$9,433	$0.37
Restructuring reserve	—	—	—	—	747	0.03	403	0.02
Gain from insurance recovery	—	—	—	—	—	—	(1,375)	(0.05)
Tax effect from restructuring reserve and gain from insurance recovery	—	—	—	—	(262)	(0.01)	340	0.01
Discrete tax benefits (1)	(54)	NM	21	NM	(1,063)	(0.04)	(549)	(0.02)
Adjusted income and adjusted income per diluted share from continuing operations	$3,790	$0.14	$3,689	$0.14	$12,900	$0.49	$8,252	$0.33
Diluted weighted average common shares		26,621		25,846		26,311		25,227
NM means Not Meaningful

(1)
Discrete tax benefits include additional domestic refunds resulting from amended prior year tax return filings, extended research and development tax credits and expiration of statute of limitations in various tax jurisdictions.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA from Continuing Operations
(In thousands of dollars)

	Three months ended September 30,				Twelve months ended September 30,
	2016		2015		2016		2015
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$50,454	100.0%	$54,173	100.0%	$203,005	100.0%	$203,847	100.0%

Income from continuing operations	$3,844		$3,668		$13,478		$9,433
Recovery of insurance proceeds	—		—		—		(1,375)
Interest income, net	(99)		(80)		(254)		(214)
Income tax provision	1,144		1,609		3,212		3,684
Depreciation and amortization	1,052		1,274		4,584		5,347
Adjusted EBITDA from continuing operations	$5,941	11.8%	$6,471	11.9%	$21,020	10.4%	$16,875	8.3%

Share Repurchase Program
On April 26, 2016, our Board of Directors authorized a new program to repurchase up to $15.0 million of our common stock primarily to return capital to shareholders. This new repurchase authorization expires on May 1, 2017. Shares repurchased under the new program may be made through open market and privately negotiated transactions from time to time and in amounts that management deems appropriate. The amount and timing of share repurchases, if any, will depend upon market conditions and other corporate considerations. There were no repurchases in fiscal 2016.

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results

Fiscal 2017 Guidance
For the first fiscal quarter of 2017, we project revenue to be in a range of $45 million to $48 million. We project income per diluted share from continuing operations to be in a range of $0.06 to $0.08 for the first fiscal quarter of 2017.
For the full fiscal year 2017, we project revenue to be in a range of $200 million to $210 million. Digi projects income per diluted share from continuing operations to be in a range of $0.38 to $0.46.
Fourth Fiscal Quarter and Year-End 2016 Conference Call Details
As announced on October 6, 2016, Digi will discuss its fourth fiscal quarter and year-end results on a conference call on Thursday, October 27, 2016 at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
We invite all those interested in hearing management's discussion of its quarter and full year to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 93493957. International participants may access the call by dialing (262) 912-4765 and entering passcode 93493957. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 93493957 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi's entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2015 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results

materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted income from continuing operations, adjusted income per diluted share from continuing operations, and adjusted EBITDA from continuing operations, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that adjusted EBITDA from continuing operations does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share from continuing operations, respectively, exclusive of such items as reversals of tax reserves, gains from insurance recoveries, and discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of adjusted EBITDA from continuing operations as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA from continuing operations is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2016	2015	2016	2015
Revenue:
Hardware product	$48,575	$52,455	$196,101	$195,497
Service	1,879	1,718	6,904	8,350
Total revenue	50,454	54,173	203,005	203,847
Cost of sales:
Cost of hardware product	24,284	26,816	98,265	101,155
Cost of service	1,566	1,052	5,060	5,571
Total cost of sales	25,850	27,868	103,325	106,726
Gross profit	24,604	26,305	99,680	97,121
Operating expenses:
Sales and marketing	8,537	8,482	33,847	37,574
Research and development	7,412	7,801	30,955	29,949
General and administrative	3,617	4,708	17,026	18,306
Restructuring charge, net	—	—	747	403
Total operating expenses	19,566	20,991	82,575	86,232
Operating income	5,038	5,314	17,105	10,889
Other (expense) income, net:
Interest income, net	99	80	254	214
Other (expense) income, net	(149)	(117)	(669)	2,014
Total other (expense) income, net	(50)	(37)	(415)	2,228
Income from continuing operations, before income taxes	4,988	5,277	16,690	13,117
Income tax provision	1,144	1,609	3,212	3,684
Income from continuing operations	3,844	3,668	13,478	9,433
Income (loss) from discontinued operations, after income taxes	—	(683)	3,230	(2,845)
Net income	$3,844	$2,985	$16,708	$6,588

Basic net income (loss) per common share:
Continuing operations	$0.15	$0.15	$0.52	$0.38
Discontinued operations	$—	$(0.03)	$0.13	$(0.12)
Net income (1)	$0.15	$0.12	$0.65	$0.27
Diluted net income (loss) per common share:
Continuing operations	$0.14	$0.14	$0.51	$0.37
Discontinued operations	$—	$(0.03)	$0.12	$(0.11)
Net income (1)	$0.14	$0.12	$0.64	$0.26
Weighted average common shares:
Basic	25,987	24,998	25,760	24,645
Diluted	26,621	25,846	26,311	25,227
(1) Earnings per share presented are calculated by line item and may not add due to the use of rounded numbers.

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2016	2015	2016	2015
Net income	$3,844	$2,985	$16,708	$6,588
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(389)	(165)	(2,107)	(4,323)
Change in net unrealized gain (loss) on investments	4	(19)	53	(21)
Less income tax (provision) benefit	(2)	6	(20)	7
Reclassification of realized gain on investments included in net income (1)	—	—	(7)	1
Less income tax provision (2)	—	—	3	—
Other comprehensive loss, net of tax	(387)	(178)	(2,078)	(4,336)
Comprehensive income	$3,457	$2,807	$14,630	$2,252
(1) Recorded in Other (expense) income, net on our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax provision on our Condensed Consolidated Statements of Operations.

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2016	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$75,727	$45,018
Marketable securities	58,382	47,191
Accounts receivable, net	28,685	27,788
Inventories	26,276	31,877
Deferred tax assets	—	3,252
Receivable from sale of business	2,997	—
Other	3,578	3,435
Current assets of discontinued operations	—	1,624
Total current assets	195,645	160,185
Marketable securities, long-term	3,541	13,626
Property, equipment and improvements, net	14,041	14,339
Identifiable intangible assets, net	4,041	2,648
Goodwill	109,448	100,183
Deferred tax assets	7,295	6,255
Non-current receivable from sale of business	1,959	—
Other	196	250
Non-current assets of discontinued operations	—	2,874
Total assets	$336,166	$300,360
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,569	$6,673
Income taxes payable	167	828
Accrued compensation	10,787	10,156
Accrued warranty	1,033	1,014
Contingent consideration on acquired business	513	—
Other	2,739	3,037
Current liabilities of discontinued operations	—	1,481
Total current liabilities	23,808	23,189
Income taxes payable	1,490	1,546
Deferred tax liabilities	616	135
Contingent consideration on acquired business	9,447	—
Other non-current liabilities	776	457
Non-current liabilities of discontinued operations	—	95
Total liabilities	36,137	25,422

Total stockholders’ equity	300,029	274,938
Total liabilities and stockholders’ equity	$336,166	$300,360

Digi International Reports Fourth Fiscal Quarter and Full Year 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve months ended September 30,
	2016	2015
Operating activities:
Net income	$16,708	$6,588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	2,742	2,949
Amortization of identifiable intangible assets	1,872	2,910
Stock-based compensation	3,654	4,301
Excess tax benefits from stock-based compensation	(212)	—
Deferred income tax provision	1,115	(769)
Gain on insurance settlement related to property and equipment	—	(1,375)
Gain on sale of business	(2,870)	—
Change in fair value of contingent consideration	(441)	—
Bad debt/product return provision	168	357
Inventory obsolescence	1,734	1,284
Restructuring charges, net	747	509
Other	66	87
Changes in operating assets and liabilities	1,806	(2,767)
Net cash provided by operating activities	27,089	14,074
Investing activities:
Purchase of marketable securities	(74,759)	(54,427)
Proceeds from maturities of marketable securities	73,706	38,028
Proceeds from sale of investment	13	—
Proceeds from sale of business	2,849	—
Acquisition of business, net of cash acquired	(2,860)	—
Proceeds from insurance settlement related to property and equipment	—	1,400
Proceeds from sale of property and equipment	—	45
Purchase of property, equipment, improvements and certain other intangible assets	(2,729)	(4,500)
Net cash used in investing activities	(3,780)	(19,454)
Financing activities:
Excess tax benefits from stock-based compensation	212	—
Proceeds from stock option plan transactions	7,191	6,559
Proceeds from employee stock purchase plan transactions	896	925
Purchases of common stock	(550)	(2,339)
Net cash provided by financing activities	7,749	5,145
Effect of exchange rate changes on cash and cash equivalents	(349)	(2,237)
Net increase (decrease) in cash and cash equivalents	30,709	(2,472)
Cash and cash equivalents, beginning of period	45,018	47,490
Cash and cash equivalents, end of period	$75,727	$45,018

Supplemental schedule of non-cash investing and financing activities:
Receivable related to sale of business	$4,956	$—
Liability related to acquisition of business	$(10,550)	$—
Accrual for purchase of property, equipment, improvements and certain other intangible assets	$(183)	$(17)